FOR IMMEDIATE RELEASE

                MARVEL ENTERPRISES ANNOUNCES SALE OF FLEER/SKYBOX
                                  INTERNATIONAL


New York, New York, January 29, 1999 - Marvel Enterprises, Inc. (NYSE: MVL) announced today that it has entered into a definitive agreement for the sale of Fleer/Skybox International, its trading card business, for a purchase price of $26 million in cash to a newly formed private company founded by Alex Grass and his son Roger Grass. Alex Grass is the founder of Rite Aid Corporation and currently serves as a director of Rite Aid and Hasbro, Inc.

         Consummation of the sale is subject to the satisfaction of certain conditions, including obtaining the consents of certain of Fleer/Skybox's licensors, as well as Marvel's lenders. The transaction is not subject to financing and is currently expected to close in mid-February.

         Eric Ellenbogen, President and CEO of Marvel, commented "As anticipated, the sale of these non-core assets is a big step toward focusing our business on media and toys. Anchored by one of the largest character-based entertainment libraries in the world, we are assembling a strong management team that will exploit Marvel's characters across the full range of distribution outlets."

         Marvel Enterprises, Inc. is one of the world's leading entertainment companies with operations in the licensing, comic book publishing and toy business. The company was formed on October 1, 1998 upon the emergence of Marvel Entertainment Group, Inc. from bankruptcy and its merger with Toy Biz, Inc. Through its ownership of over 3,500 proprietary characters, the company has published comic books for over 60 years in over 70 countries. Marvel licenses the right to use its characters in a wide range of consumer products such as video games, interactive software and apparel, as well as for television series and feature films. For additional company information visit the company's corporate web-site www.marvel.com.

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including those relating to the ability to integrate Toy Biz's operations with those of Marvel, the inability to refinance certain indebtedness incurred in connection with the acquisition of Marvel, pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the levels of media exposure or the popularity of the Company's characters and trademarks, consumer acceptance of the Company's new product introductions, the Company's dependence on Chinese manufacturers, U.S. trade relations with China, changing consumer preferences, production delays or shortfalls and general economic conditions. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on form 10-Q and Current Reports on Form 8-K.

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For further information contact:
Ryan Barr or Chris Plunkett
Brainerd Communicators, Inc.
212-986-6667

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